                                                                    EXHIBIT 99.1

Contacts:
Clete T. Brewer, Chairman and CEO          or         Kim Polan/Susan Burns
Terry C. Bellora, Chief Financial Officer             Citigate Sard Verbinnen
(501) 973-6084                                                    (212) 687-8080

          Edgewater Technology Announces 4th Quarter and 2000 Results
          -----------------------------------------------------------


   Fayetteville, Ark., February 21, 2001 - Edgewater Technology, Inc. (NASDAQ:
EDGW) today reported financial results for the fourth quarter and fiscal year ended December 31, 2000.

     Fourth Quarter Consolidated Results
     -----------------------------------

   Revenue from continuing operations for the fourth quarter 2000 was $16.3 million, a 46% increase over revenue of $11.1 million for the same period in 1999. Results for continuing operations exclude four divested units (Commercial Services, Robert Walters, Strategic Legal and IntelliMark) but include a fifth announced divestiture (ClinForce) whose completion is subject to a stockholder vote set for March 14, 2001. Upon completion of the ClinForce sale, the eSolutions segment will be Edgewater Technology's sole business. The eSolutions segment was acquired effective April 1, 1999. For comparability, consolidated results for 1999 include pre-acquisition data for the first quarter of 1999.

   Gross profit from continuing operations during the fourth quarter of 2000 was $6.2 million, or 38.4% of revenues, compared to $4.3 million, or 38.6% of revenues, during the 1999 comparable quarter. Excluding restructuring and other nonrecurring charges of $1.5 million, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $0.6 million for the 2000 fourth quarter, compared to $0.7 million in the comparable 1999 quarter. Earnings per share from continuing operations before goodwill amortization and restructuring and other nonrecurring charges were $0.00 for the quarter and for the fourth quarter of 1999. Net loss from continuing operations excluding restructuring and other nonrecurring charges was $1.1 million, or a loss of $0.04 per share, for the 2000 quarter, compared to a loss of $0.3 million, or a loss of $0.01 per share, in the same quarter last year. The loss in 2000 was primarily related to $1.4 million of non-deductible goodwill amortization from the eSolutions business being recorded as part of the tax provision for the quarter. However, the tax provision will not be paid out in cash, as the Company will utilize net operating losses to offset such taxes. This net operating loss relates to the sale of the Company's non-eSolutions businesses and divisions resulting in a deferred tax asset of approximately $26.1 million for use in future years and a receivable of approximately $16.1 million for the recoverability of prior years' taxes.

   "The strong increase in revenue during the fourth quarter was driven by 62% growth in our eSolutions segment. We have already divested four non-strategic businesses and returned $130 million in cash to our shareholders through a tender offer, and are well on our way to establishing Edgewater as a pure play eSolutions business," said Clete Brewer, Chairman and Chief Executive Officer. "Revenue growth in this segment was up significantly during the fourth quarter, reflecting continued demand for e-business solutions targeted at middle market enterprises, as these companies seek cost-effective ways to leverage the Internet to improve productivity, reduce operational costs and increase market competitiveness. Project backlog for our eSolutions business was $10.9 million at December 31, 2000, up 37.7% compared to a year ago. Although we expect some residual effects on our business due to the December 26 tragedy at Edgewater's Wakefield, Massachusetts headquarters, we expect eSolutions revenues in 2001 to grow in the 20-25% range on a year-over-year basis, even though first quarter results are likely to lag the results for the fourth quarter of 2000. We expect to be cash flow positive for 2001 with related EBITDA margins in the low double digits, as we move on from recent events."

     Full-Year Consolidated Results
     ------------------------------

   For fiscal 2000, revenues from continuing operations increased 30.0% to $60.2 million, up from $46.3 million in pro forma revenue in 1999. Gross profit for fiscal 2000 was $24.7 million, or 41.0% of revenues, compared to $18.1 million in pro forma gross profit, or 39.1% of revenues, in the year-earlier period. Excluding restructuring and other nonrecurring charges of $4.3 million, EBITDA for fiscal 2000 was $4.4 million, up 31.5% from $3.4 million in pro forma EBITDA for fiscal 1999. Earnings per share from continuing operations before goodwill amortization and restructuring and other nonrecurring charges were $0.13 for the year, compared with $0.04 for pro forma 1999. Net loss from continuing operations excluding restructuring and other nonrecurring charges was $0.5 million, or $0.02 per share, for 2000, compared to pro forma net income of $0.1 million, or $0.00 per share, in 1999. The loss in 2000 was primarily related to $1.4 million of non-deductible goodwill amortization from the eSolutions business being recorded as part of the tax provision for the quarter.

     eSolutions Segment Results
     --------------------------

   The eSolutions segment had revenues of $8.1 million in the fourth quarter of 2000, an increase of 62.2% over the $5.0 million recorded in the fourth quarter of 1999. Gross margins for the eSolutions segment were 47.2% for the quarter, and EBITDA was $0.3 million, or 3.8% of revenues, compared with EBITDA of $1.2 million, or 24.8% of revenues, during the same period in 1999.

   The eSolutions segment had fiscal 2000 revenues of $31.5 million, an increase of 59.1% compared to pro forma revenues of $19.8 million for fiscal 1999. Gross margins were 50.9% for the year and EBITDA was $4.7 million, or 15.0% of revenues, compared to pro forma EBITDA of $5.5 million, or 27.8% of revenues, in 1999.

   Decreased EBITDA during the fourth quarter and full year of 2000 primarily reflects increased investments in sales and marketing and facilities to support the Company's aggressive growth efforts, as well as the decreased revenue resulting from the Wakefield tragedy. Management estimates that approximately $0.5 million in revenues, gross profit and EBITDA was lost during the quarter as a result of closed offices due to the incident.

     ClinForce Segment Results
     ---------------------------

   The remaining business in the Company's continuing operations is ClinForce, which had revenues of $8.1 million for the fourth quarter of 2000, up 33.2% from $6.1 million during the same period in 1999. Gross margins for the segment were 30.5% for the fourth quarter, compared with 28.7% in the comparable 1999 quarter. EBITDA for the ClinForce segment increased 40% to $1.0 million in the fourth quarter of 2000, compared to $0.7 million in the 1999 quarter.

   ClinForce reported fiscal 2000 revenues of $28.7 million, an increase of 8.4% over revenues of $26.5 million in 1999. Gross margins were 30.4% for fiscal 2000, compared with 27.5% in fiscal 1999. EBITDA in 2000 was $3.8 million, an increase of 13.8% over $3.4 million in 1999.

     Review of Fiscal 2000 Events and Change of Business Model
     ---------------------------------------------------------

  After evaluating the Company's traditional businesses, its eSolutions business and its working capital position, management and the Board of Directors chose to take decisive action to focus future growth initiatives on the Company's historically profitable eSolutions business. This decision resulted in the following actions taken during fiscal 2000:

  Sale of Commercial Services Division -- On June 29, 2000, the Company sold its Commercial Services Division (including assets, liabilities and the "StaffMark" name) to affiliates of Stephens Group, Inc. for approximately $190 million in cash before fees, expenses and taxes.

  Name Change to Edgewater Technology -- On June 29, 2000 the Company changed its name to from "StaffMark, Inc." to "Edgewater Technology, Inc." and its stock symbol from "STAF" to "EDGW," reflecting its new focus on the eSolutions business.

  IPO of Robert Walters -- On July 6, 2000, the Company completed an initial public offering of its Robert Walters division on the London Stock Exchange, resulting in approximately $199 million in total gross proceeds before commissions, expenses and taxes.

  Gross proceeds from the Commercial Services Division and Robert Walters transactions were used to repay all the Company's bank debt of approximately $288 million and to invest approximately $90 million in cash and short-term marketable securities.

  Initiated Share Repurchase Plan -- On July 20, 2000, the Board of Directors authorized management to repurchase up to $30 million shares of common stock. To date, the Company has repurchased 943,000 shares of its common stock for approximately $6.2 million.

  Sale of Strategic Legal Resources -- On September 22, 2000 the Company sold all of the outstanding stock of its Strategic Legal Resources subsidiary, its legal staffing division, to a group of investors including MidMark Capital II, L.P. and Edward Stone & Company for $13.25 million.

  Sale of IntelliMark -- On November 16, 2000, the Company sold all of the outstanding stock of its IntelliMark subsidiary, its information technology staffing and solutions division, to an affiliate of Charlesbank Equity Fund V Limited Partnership for approximately $42.7 million in cash, subject to potential upward or downward post-closing adjustments.

  Agreement to Sell ClinForce -- On December 15, 2000, the Company executed a definitive agreement to sell ClinForce, its clinical trials staffing and support services segment, to Cross Country TravCorps for approximately $31 million in cash, subject to potential upward or downward post-closing adjustments. The closing of the ClinForce sale is conditioned on Edgewater stockholder approval and the satisfaction of other customary closing conditions. The Company will hold a Special Stockholders' Meeting on March 14, 2001 to approve the sale. Proxy material was mailed on February 7, 2001 to stockholders of record as of February 5, 2001.

  Completion of Tender Offer -- On January 23, 2001, the Company's tender offer expired with the Company acquiring 16.25 million shares of its outstanding common stock at a price of $8.00 per share. Approximately 24.4 million shares were tendered and not withdrawn, thereby resulting in the Company purchasing shares from each tendering stockholder on a pro rata basis of approximately 66.65%. All shares that were tendered and not purchased were promptly returned to the stockholders. As a result of the offer, the Company now has 12,477,684 shares of common stock outstanding.

     About Edgewater
     ---------------

Edgewater Technology, Inc. is a holding Company, which owns a portfolio of business service brands. Its primary brand is Edgewater Technology, a national full-service provider of tailored Internet-centric solutions, which assists clients through proven methodology, including eStrategy, eSolutions and Internet Outsourcing. Edgewater Technology, Inc.'s other specialty platform is ClinForce, which provides clinical trials support services. Find more information at www.edgewater.com.
               -----------------

This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements made with respect to the closing of, or amount of proceeds from the ClinForce sale transaction, planned eSolutions unit positioning and focus initiatives, the growth in eSolutions revenues, maintaining low double digit EBITDA margins, the amount, use and availability of net operating loss carry-forwards, and the anticipated consummation of the Sale Transaction. The forward looking statements included in the Press Release relate to future events or our future financial conditions or performance, Words such as "plan," "will," "anticipate," "intend," "increasing," "pursue," "provide," "begin," "should," "would," "focus," "believe," "expect," "continue," and "plan," or the negative thereof or variations thereon and similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments that are believed to be reasonable as of the date of this Press Release. Factors that may cause actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted in such forward-looking statements include, among others, the following possibilities: (1) the inability to consummate the ClinForce sale transaction; (2) changes in industry trends, such as decline in the demand for or supply of clinical trials support services, whether on a temporary or permanent basis, or eSolutions services; (3) adverse developments and volatility involving debt, equity, currency or technology market conditions;
(4) the occurrence of lawsuits or adverse results in litigation matters; (5) failure to obtain new customers or retain significant existing customers; (6) loss of key executives; (7) general economic and business conditions (whether foreign, national, state or local) which include but are not limited to changes in interest or currently exchange rates; (8) failure of the middle market and the needs of middle market enterprises for e-business services to develop as anticipated; (9) inability to recruit and retain professionals with the high level of information technology skills and experience needed to provide our services; (10) the inability to collect the $16.1 million receivable relating to the use of net operating losses to recover prior years' taxes; and/or (11) any changes in ownership of the Company or otherwise that would result in a limitation on the use of the net operating loss carry-forward under applicable tax laws, which is referred to as a deferred tax asset of approximately $26.1 million in this Press Release. Actual events or results may differ materially from those discussed, contemplated, forecasted, estimated, anticipated, planned or implied in the forward-looking statements as a result of the various factors described above and those further set forth (A) under the headings "Summary - Risks of Not Approving the Transaction", "Summary - Recent Events", "Edgewater Following Completion of the Transaction", "Factors Affecting Edgewater Following the Transaction" and "Forward looking Statements" in the Company's Proxy Statement filed with the Securities and Exchange Commission on February 6, 2001 and (B) under the heading "Business- Factors Affecting Finances, Business Prospects and Stock Volatility" in the Company's Form 10-K filed with the Securities and Exchange Commission on March 20, 2000.

                              - TABLES TO FOLLOW -

                          EDGEWATER TECHNOLOGY, INC.
                             Statements of Income
                   (In thousands, except per share amounts)
                                  (Unaudited)

                                                            Three Months Ended                           Twelve Months Ended
                                                                December 31,                                 December 31,
                                                            2000            1999                         2000             1999
                                                         ----------      ----------                   ---------       -----------
   Service revenues                                        $16,267         $11,123                     $60,236          $41,536
   Cost of services                                         10,027           6,826                      35,518           26,112
                                                         ----------      ----------                  ---------       -----------

             Gross profit                                    6,240           4,297                      24,718           15,424

   Selling, general and administrative                       5,626           3,623                      20,282           13,518
                                                         ----------      ----------                  ---------       -----------
             EBITDA                                            614             674                       4,436            1,906

   Depreciation and amortization                             2,033             603                       5,762            1,472
   Restructuring and other nonrecurring charges              1,486             -                         4,289              -
                                                         ----------      ----------                  ---------       -----------
             Operating (loss) income                        (2,905)             71                      (5,615)             434

   Interest (income) expense and other, net                 (1,939)            557                      (2,792)           1,597
                                                         ----------      ----------                  ---------       -----------
   Loss before income taxes                                   (966)           (486)                     (2,823)          (1,163)

   Income tax provision (benefit)                            1,188            (158)                        477             (403)
                                                         ----------      ----------                  ---------       -----------
             Net loss from continuing operations            (2,154)           (328)                     (3,300)            (760)

             (Loss) income from discontinued operations     (6,596)          5,553                    (112,275)          30,973
             Gain on sale of divisions                         811               -                      64,368              -
                                                         ----------      ----------                  ---------       -----------

             Net (loss) income                             ($7,939)        $ 5,225                    ($51,207)         $30,213
                                                         ----------      ----------                  ---------       -----------

   BASIC EARNINGS PER SHARE
       From continuing operations                           ($0.08)         ($0.01)                     ($0.11)          ($0.03)
       From continuing operations excluding                 ($0.04)         ($0.01)                     ($0.02)          ($0.03)
         restructuring and other nonrecurring charges
       Including discontinued operations                    ($0.28)        $  0.18                      ($1.75)         $  1.03
   DILUTED EARNINGS PER SHARE
       From continuing operations                           ($0.08)         ($0.01)                     ($0.11)          ($0.03)
       From continuing operations excluding                 ($0.04)         ($0.01)                     ($0.02)          ($0.03)
         restructuring and other nonrecurring charges
       Including discontinued operations                    ($0.28)        $  0.18                      ($1.75)         $  1.02

   AVERAGE  SHARES OUTSTANDING - BASIC                      28,686          29,379                      29,212           29,280
   AVERAGE SHARES OUTSTANDING - DILUTED                     28,709          29,435                      29,349           29,526


                          EDGEWATER TECHNOLOGY, INC.
                             Statements of Income
                   (In thousands, except per share amounts)
                                  (Unaudited)


                                                    Three Months Ended                    Twelve Months Ended
                                                        December 31,                          December 31,
                                                    2000 (1)        1999                  2000 (1)      1999 (2)
                                                    -------       -------                 -------       -------
Service revenues
   Edgewater                                        $ 8,126       $ 5,009                 $31,541       $15,040
   ClinForce                                          8,141         6,114                  28,695        26,496
                                                    -------       -------                 -------       -------
   Total service revenues                            16,267        11,123                  60,236        41,536
                                                    -------       -------                 -------       -------
Gross profit
   Edgewater                                          3,756         2,545                  16,002         8,128
   ClinForce                                          2,484         1,752                   8,716         7,296
                                                    -------       -------                 -------       -------
   Total gross profit                                 6,240         4,297                  24,718        15,424
                                                    -------       -------                 -------       -------

EBITDA (excluding corporate restructure charges)

   Edgewater                                            306         1,240                   4,718         4,045
   ClinForce                                          1,026           733                   3,850         3,384
                                                    -------       -------                 -------       -------
   Segment EBITDA                                     1,332         1,973                   8,568         7,429
   Less: Corporate EBITDA                               718         1,299                   4,132         5,523
                                                    -------       -------                 -------       -------
   Total EBITDA                                         614           674                   4,436         1,906
                                                    -------       -------                 -------       -------

Operating (loss) income
   Edgewater                                         (1,495)          799                    (344)        3,151
   ClinForce                                            870           587                   3,276         2,852
                                                    -------       -------                 -------       -------
   Segment operating (loss) income                     (625)        1,386                   2,932         6,003
   Less: Corporate expenses                           2,280         1,315                   8,547         5,569
                                                    -------       -------                 -------       -------
   Total Operating (loss) income                    ($2,905)          $71                 ($5,615)      $   434
                                                    -------       -------                 -------       -------

     (1) Edgewater, the Company's eSolutions business, was closed for the last week of 2000 as a result of the tragedy previously mentioned. Management estimates that revenue of approximately $0.5 million was lost during this time.

     (2) Edgewater, the Company's eSolutions business, was acquired effective April 1, 1999.

Summary Balance Sheet Information at December 31, 2000
(In thousands)

Cash and Cash Equivalents                                $145,326
Accounts Receivable                                      $ 10,819
Total Assets                                             $256,403
Current Liabilities & Payables                           $ 18,374
Total Debt                                               $      0


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